On National HIV Testing Day Chembio Reports Completion of Pediatric Study Needed for Expanded Product Usage

Data to be Submitted to FDA as Supplement to PMA

MEDFORD, N.Y. (June 27, 2008) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) reported today, National HIV Testing Day, that it has completed a clinical study designed to evaluate the performance of its two FDA (United States Food & Drug Administration) approved rapid HIV tests on a pediatric subpopulation (ages 13-17 years of age). The objective of this study was to ascertain the ability of these tests to detect HIV antibodies in this patient population using various sample matrices—serum, plasma and fingertip or venous whole blood.    The objective of the clinical study was achieved and, pending a satisfactory review of the data by the FDA, Chembio anticipates extending the age range of testing to pediatric subjects that are 13 years of age and above.  The trial, conducted at the Laboratory of Viral Diagnostics, University of Maryland School of Medicine, enrolled patients with confirmed HIV-positive status.  Additional analyses were performed using standard laboratory reference test methods.

The results of the clinical study meet the requirements established with the FDA during the design phase of the clinical protocol and will be submitted as a supplement to each of Chembio’s  two FDA-approved  premarket applications (PMA’s) covering Chembio’s rapid HIV tests being marketed in the United States by Chembio’s exclusive U.S. marketing partner.

Chembio's Chairman and President, Lawrence A. Siebert, commented “We anticipate that the successful completion of this trial will enable Chembio to expand the age claims of testing with these assays so as to fully meet the U.S. Centers for Disease Control and Prevention (CDC) recommendations that routine screening for HIV be performed on all patients ages 13 to 64 years of age. Routine testing is essential to enable individuals to know their status, to prevent transmission and to improve treatment outcomes, and we are proud to have products that serve this objective.”

ABOUT CHEMBIO
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by a third party company. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Company Contact:
Chembio Diagnostics, Inc.
Susan Norcott
(631) 924-1135, ext. 125
(www.chembio.com)